Media Contact:  Gary Mickelson, 479-290-6111
Investor Contact:  Ruth Ann Wisener, 479-290-4235

TYSON REPORTS SECOND QUARTER
AND SIX MONTHS RESULTS

●	2nd quarter 2011 EPS was $0.42, as compared to $0.42 last year
●	2nd quarter 2011 Sales were $8.0 billion, up 15.7% compared to last year
●	Overall Operating Margin was 3.8%
	●	Chicken operating income $37 million, or 1.4% of sales
	●	Beef operating income $94 million, or 2.8% of sales
	●	Pork operating income $146 million, or 10.5% of sales
	●	Prepared Foods operating income $31 million, or 4.0% of sales
●	Net interest expense is projected to be $100 million lower in fiscal 2011 vs fiscal 2010 due to bond buybacks, recent rating upgrades and the amendment of our revolving credit facility

Springdale, Arkansas – May 9, 2011 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Second Quarter		Six Months
	2011	2010	2011	2010
Sales	$8,000	$6,916	$15,615	$13,551
Operating Income	303	344	801	658

Net Income	156	156	450	315
Less: Net Loss Attributable to Noncontrolling Interest	(3)	(3)	(7)	(4)
Net Income Attributable to Tyson	$159	$159	$457	$319

Net Income Per Share Attributable to Tyson	$0.42	$0.42	$1.20	$0.84

●	Six Months Fiscal 2011 – Included an $11 million, or $0.03 per diluted share, gain related to a sale of interests in an equity method investment.

“Overall, it was a solid quarter, and I’m pleased with the results,” said Donnie Smith, Tyson Foods’ president and chief operating officer. “We produced record sales for the second quarter on substantially higher sales prices in addition to increased volume. All segments except Chicken were within or above their normalized operating margin ranges. While Chicken was well below its normalized range, it was profitable, and we believe it will continue to be profitable in the third and fourth quarters. Our Beef segment remains solid, and our Pork segment continues to produce outstanding returns. Prepared Foods is moving in the right direction, and we’ve got more work to do in this segment.

“Most exciting to me is that we still have a significant amount of opportunity to increase profitability throughout Tyson Foods. We will continue to face challenging and volatile market conditions in fiscal 2011, but we maintain our belief that earnings should be comparable to 2010 due to our on-going operational improvements and focus on execution,” Smith said.

Segment Performance Review (in millions)

Sales
(for the second quarter and six months ended April 2, 2011, and April 3, 2010)
	Second Quarter				Six Months
			Volume	Avg. Price			Volume	Avg. Price
	2011	2010	Change	Change	2011	2010	Change	Change
Chicken	$2,739	$2,491	6.0%	3.7%	$5,358	$4,916	7.2%	1.7%
Beef	3,333	2,804	(0.6)%	19.6%	6,518	5,521	0.0%	18.0%
Pork	1,384	1,097	6.6%	18.4%	2,622	2,044	6.2%	20.8%
Prepared Foods	778	734	(4.6)%	11.1%	1,584	1,447	(2.2)%	11.9%
Other	25	0	n/a	n/a	33	0	n/a	n/a
Intersegment Sales	(259)	(210)	n/a	n/a	(500)	(377)	n/a	n/a
Total	$8,000	$6,916	3.0%	12.3%	$15,615	$13,551	3.7%	11.1%

Operating Income
(for the second quarter and six months ended April 2, 2011, and April 3, 2010)
	Second Quarter				Six Months
			Operating Margin				Operating Margin
	2011	2010	2011	2010	2011	2010	2011	2010
Chicken	$37	$114	1.4%	4.6%	$218	$192	4.1%	3.9%
Beef	94	126	2.8%	4.5%	210	245	3.2%	4.4%
Pork	146	69	10.5%	6.3%	323	131	12.3%	6.4%
Prepared Foods	31	37	4.0%	5.0%	59	92	3.7%	6.4%
Other	(5)	(2)	n/a	n/a	(9)	(2)	n/a	n/a
Total	$303	$344	3.8%	5.0%	$801	$658	5.1%	4.9%

Fiscal 2011 Outlook
In fiscal 2011, overall domestic protein (chicken, beef, pork and turkey) production is expected to slightly increase. Because exports are likely to grow as well, we forecast total domestic availability of protein to be down slightly compared to fiscal 2010, which should continue to support pricing. The following is a summary of the fiscal 2011 outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense and debt:

●
Chicken – Based on USDA data, we expect industry production will increase from fiscal 2010 levels. In addition, current futures prices indicate higher grain costs in fiscal 2011 compared to fiscal 2010 of nearly $500 million. We expect to offset a portion of the increased grain costs and the impact of additional supplies with operational, pricing and mix improvements.

●
Because of these factors, we expect our operating margins will be below our normalized range; however, we continue to expect to remain profitable during the remainder of fiscal 2011. Additionally, a significant portion of our increased capital expenditures focus on production and labor efficiencies, yield improvements and sales mix flexibility. These improvements, which began in late fiscal 2010 and are scheduled to continue throughout fiscal 2011, are expected to result in $200 million of operational improvements in fiscal 2011.

●
Beef – We expect to see a gradual reduction in fed cattle supplies of 1-2% for the remainder of fiscal 2011 as compared to fiscal 2010. We do not expect a significant change in the fundamentals of our Beef business for the balance of fiscal 2011. We expect adequate supplies in the regions we operate our plants and for beef exports to remain strong in fiscal 2011.

●
Pork – We expect hog supplies in fiscal 2011 to be comparable to fiscal 2010 and to be adequate in the regions in which we operate. We expect pork exports to remain strong in fiscal 2011. While we expect results should remain above our normalized range for the balance of the fiscal year, we do not expect operating margins for the remainder of fiscal 2011 to be at the level of the first half of our fiscal year.

●
Prepared Foods – We expect operational improvements and increased pricing to offset the likely increase in raw material costs in fiscal 2011. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through increased pricing. However, there is a lag time for price increases to take effect.

Fiscal 2011 Outlook continued
●	Sales – We expect fiscal 2011 sales to exceed $32 billion mostly due to price increases associated with the rising raw material costs.
●	Capital Expenditures – We expect fiscal 2011 capital expenditures to be approximately $700 million.
●
Net Interest Expense – We expect fiscal 2011 net interest expense will be approximately $230 million, down approximately $100 million compared to fiscal 2010 and down $15 million from our previous projection because of the amendment of our revolving credit facility and our recent ratings upgrades.

●
Debt – We will continue to use our available cash to repurchase notes when available at attractive rates. The only significant maturities of debt coming due over the next three fiscal years (2011-2013) are our 8.25% Notes due October 1, 2011, of which the balance was $314 million at April 2, 2011. We plan to retire these notes with current cash on hand and/or cash flows from operations.

Segment Performance Review

Chicken Segment Results
in millions	Three Months Ended			Six Months Ended
	April 2, 2011	April 3, 2010	Change	April 2, 2011	April 3, 2010	Change
Sales	$2,739	$2,491	$248	$5,358	$4,916	$442
Sales Volume Change			6.0%			7.2%
Average Sales Price Change			3.7%			1.7%

Operating Income	$37	$114	$(77)	$218	$192	$26
Operating Margin	1.4%	4.6%		4.1%	3.9%

Second quarter and six months – Fiscal 2011 vs Fiscal 2010
●	Sales and Operating Income –
●
Sales Volume – We cut production in the second quarter of fiscal 2011 to balance our inventory supply with customer demand. Even with our production volume cutbacks, sales volume grew as a result of significant reductions in our inventory levels.

●
Operational Improvements – Operating results were positively impacted by an increase in sales volume and operational improvements, which included: yield and mix; additional processing flexibility; and reduced interplant product movement. However, during fiscal 2011, we were negatively impacted by an increase in other feed ingredient costs, freight and weather-related expenses.

●
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to grain and energy purchases. These amounts exclude the impact from related physical purchase transactions, which impact current and future period operating results.

Income - in millions	Qtr	YTD
2011	$23	$74
2010	0	1
Improvement in operating results	$23	$73

●
Grain Costs – As compared to the same periods of fiscal 2010, operating results were negatively impacted in the second quarter and six months of fiscal 2011 by an increase in grain costs of $82 million and $66 million, respectively, which lowered operating margins by 3.0% and 1.2%.

Beef Segment Results
in millions	Three Months Ended			Six Months Ended
	April 2, 2011	April 3, 2010	Change	April 2, 2011	April 3, 2010	Change
Sales	$3,333	$2,804	$529	$6,518	$5,521	$997
Sales Volume Change			(0.6)%			0.0%
Average Sales Price Change			19.6%			18.0%

Operating Income	$94	$126	$(32)	$210	$245	$(35)
Operating Margin	2.8%	4.5%		3.2%	4.4%

Second quarter and six months – Fiscal 2011 vs Fiscal 2010
●	Sales and Operating Income –
●
We have sustained our operating income by maximizing our revenues relative to the rising live cattle markets, partially attributable to strong export sales. This was offset by an increase in operating costs.

●
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to forward futures contracts for live cattle. These amounts exclude the impact from related physical sale and purchase transactions, which impact current and future period operating results.

Income/(Loss) - in millions	Qtr	YTD
2011	$(30)	$(39)
2010	(4)	2
Decline in operating results	$(26)	$(41)

Pork Segment Results
in millions	Three Months Ended			Six Months Ended
	April 2, 2011	April 3, 2010	Change	April 2, 2011	April 3, 2010	Change
Sales	$1,384	$1,097	$287	$2,622	$2,044	$578
Sales Volume Change			6.6%			6.2%
Average Sales Price Change			18.4%			20.8%

Operating Income	$146	$69	$77	$323	$131	$192
Operating Margin	10.5%	6.3%		12.3%	6.4%

Second quarter and six months – Fiscal 2011 vs Fiscal 2010
●	Sales and Operating Income –
	●	We increased our operating margins by maximizing our revenues relative to the live hog markets, partially attributable to strong export sales and operational and mix performance.
●
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to forward futures contracts for live hogs. These amounts exclude the impact from related physical sale and purchase transactions, which impact current and future period operating results.

Income/(Loss) - in millions	Qtr	YTD
2011	$(22)	$(9)
2010	(22)	(29)
Improvement in operating results	$0	$20

Prepared Foods Segment Results
in millions	Three Months Ended			Six Months Ended
	April 2, 2011	April 3, 2010	Change	April 2, 2011	April 3, 2010	Change
Sales	$778	$734	$44	$1,584	$1,447	$137
Sales Volume Change			(4.6)%			(2.2)%
Average Sales Price Change			11.1%			11.9%

Operating Income	$31	$37	$(6)	$59	$92	$(33)
Operating Margin	4.0%	5.0%		3.7%	6.4%

Second quarter and six months – Fiscal 2011 vs Fiscal 2010
●
Operating margins were positively impacted by an increase in our average sales prices, which were partially offset by the increase in raw material costs. In addition, we also had an increase in selling, general and administrative expenses. In the first six months of fiscal 2010, we received $8 million in insurance proceeds related to the flood damage at our Jefferson, Wisconsin, plant.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 2, 2011	April 3, 2010	April 2, 2011	April 3, 2010

Sales	$8,000	$6,916	$15,615	$13,551
Cost of Sales	7,467	6,352	14,338	12,458
Gross Profit	533	564	1,277	1,093

Selling, General and Administrative	230	220	476	435
Operating Income	303	344	801	658
Other (Income) Expense:
Interest income	(3)	(4)	(6)	(7)
Interest expense	63	100	129	180
Other, net	2	(1)	(8)	0
Total Other (Income) Expense	62	95	115	173
Income before Income Taxes	241	249	686	485
Income Tax Expense	85	93	236	170
Net Income	156	156	450	315
Less: Net Loss Attributable to Noncontrolling Interest	(3)	(3)	(7)	(4)
Net Income Attributable to Tyson	$159	$159	$457	$319

Weighted Average Shares Outstanding:
Class A Basic	305	303	305	303
Class B Basic	70	70	70	70
Diluted	383	378	381	377
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.43	$0.43	$1.24	$0.87
Class B Basic	$0.39	$0.39	$1.12	$0.78
Diluted	$0.42	$0.42	$1.20	$0.84
Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.080	$0.080
Class B	$0.036	$0.036	$0.072	$0.072

Sales Growth	15.7%		15.2%
Margins: (Percent of Sales)
Gross Profit	6.7%	8.2%	8.2%	8.1%
Operating Income	3.8%	5.0%	5.1%	4.9%
Net Income	2.0%	2.3%	2.9%	2.3%
Effective Tax Rate	34.9%	37.1%	34.3%	35.0%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	April 2, 2011	October 2, 2010
Assets
Current Assets:
Cash and cash equivalents	$794	$978
Accounts receivable, net	1,256	1,198
Inventories, net	2,730	2,274
Other current assets	157	168
Total Current Assets	4,937	4,618
Net Property, Plant and Equipment	3,762	3,674
Goodwill	1,895	1,893
Intangible Assets	161	166
Other Assets	471	401
Total Assets	$11,226	$10,752

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$390	$401
Trade accounts payable	1,126	1,110
Other current liabilities	963	1,034
Total Current Liabilities	2,479	2,545
Long-Term Debt	2,105	2,135
Deferred Income Taxes	389	321
Other Liabilities	500	486
Redeemable Noncontrolling Interest	65	64

Total Tyson Shareholders’ Equity	5,649	5,166
Noncontrolling Interest	39	35
Total Shareholders’ Equity	5,688	5,201

Total Liabilities and Shareholders’ Equity	$11,226	$10,752

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	April 2, 2011	April 3, 2010
Cash Flows From Operating Activities:
Net income	$450	$315
Depreciation and amortization	256	247
Deferred income taxes	60	1
Other, net	40	47
Net changes in working capital	(552)	(124)
Cash Provided by Operating Activities	254	486

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(319)	(264)
Purchases of marketable securities	(107)	(26)
Proceeds from sale of marketable securities	27	22
Other, net	25	41
Cash Used for Investing Activities	(374)	(227)

Cash Flows From Financing Activities:
Payments on debt	(65)	(555)
Net proceeds from borrowings	0	15
Change in restricted cash to be used for financing activities	0	140
Purchases of treasury shares	(21)	(31)
Dividends	(30)	(30)
Other, net	45	15
Cash Used for Financing Activities	(71)	(446)

Effect of Exchange Rate Change on Cash	7	(5)

Decrease in Cash and Cash Equivalents	(184)	(192)
Cash and Cash Equivalents at Beginning of Year	978	1,004
Cash and Cash Equivalents at End of Period	$794	$812

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is one of the world’s largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and service to customers throughout the United States and more than 100 countries. The company has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern Monday, May 9, 2011. To listen live via telephone, call 800-593-8948. The call leader’s name and a pass code will be required to join the call. The leader’s name is Ruth Ann Wisener and the pass code is Tyson Foods. International callers dial 517-308-9007. A telephone replay will be available at 800-925-4265. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company’s web site at http://ir.tyson.com.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected earnings and results. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our October 2, 2010, Annual Report filed on Form 10-K.